Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
July 6, 2006	(919) 774-6700

MARIA C. RICHTER AND WILFRED A. FINNEGAN

APPOINTED TO THE PANTRY, INC. BOARD OF DIRECTORS

Sanford, North Carolina, July 6, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that its Board of Directors has appointed Maria C. Richter and Wilfred (Bill) A. Finnegan to serve as Directors of the Company. The appointments, which are effective July 5, 2006, increase the size of the Board from eight members to 10.

Mr. Finnegan, 48, is an independent consultant and most recently served as a Senior Advisor to the Carlyle Group. He co-founded the high yield securities business at JPMorgan Chase (then Chemical Bank) in 1993 and served as a Managing Director in various roles - ultimately as the head of Global Leveraged Finance - over the following seven years. He was also a member of the Management, Global Markets and Market Risk committees. Earlier in his career, he was an investment banker at Donaldson, Lufkin & Jenrette and Drexel Burnham Lambert. He received his B.S. from Dartmouth College and his M.B.A. from Dartmouth’s Amos Tuck School of Business. Mr. Finnegan is also a member of the Finance Committee of the Altman Foundation in New York and a trustee of the Sacred Heart School in Greenwich, Connecticut.

Ms. Richter, 51, founded her own consulting firm, MCHR Consulting, in 2005. Previously, she was with Morgan Stanley for nine years, most recently as Managing Director and head of the Corporate Finance Retail Group, with responsibility for large retailing clients of the firm. Earlier, she headed a portion of the firm’s banking business in Latin America, and also played a key role in building its independent power and structured finance businesses. Before joining Morgan Stanley, she was with Salomon Brothers for one year and Prudential Insurance Company of America for seven years. Ms. Richter began her career as an attorney with Dewey Ballantine. She earned her B.A. degree from Cornell University and her law degree from Georgetown University. Ms. Richter also serves on the board of National Grid plc and on the Private Equity Advisory Board of Republic Financial Corporation.

Peter J. Sodini, Chairman and Chief Executive Officer of The Pantry, said, “We are delighted to welcome Maria and Bill to the Company’s Board of Directors. Given their Wall Street backgrounds and the breadth of their experience in the capital markets, the M&A arena, and in industry sectors relevant to The Pantry, I am very confident that they will both provide valuable perspective as we pursue our growth strategies in the years ahead.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of March 30, 2006, the Company operated 1,458 stores in eleven states under select banners including Kangaroo Express(SM), our primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of July 6, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.